Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Boards of Directors

XM Satellite Radio Holdings Inc.

XM Satellite Radio Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of XM Satellite Radio Holdings Inc., and with respect to the consolidated financial statements and related consolidated financial statement schedule of XM Satellite Radio Inc., incorporated by reference herein and to the references to our firm under the headings “Selected Historical Consolidated Financial Data” and “Experts” in the prospectus.

/s/ KPMG LLP

McLean, VA

July 26, 2006